                                                                    EXHIBIT 12.2

         CALCULATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                            PREFERRED STOCK DIVIDENDS
                             (DOLLARS IN THOUSANDS)


APARTMENT INVESTMENT AND MANAGEMENT COMPANY


                                                          Historical
                                 -----------------------------------------------------------------
                                     Nine Months
                                        Ended                                         January 10,
                                     September 30,         Year Ended December 31,    1994 through
                                 -------------------    ----------------------------- December 31,
                                   1998        1997       1997      1996       1995       1994
                                 --------    -------    -------    -------    ------- ------------
 Earnings (1)                    $ 51,203    $20,649    $29,535    $15,740    $14,988   $ 7,702
                                 --------    -------    -------    -------    -------   -------

  Fixed charges:
    Interest expense               56,756     33,359     51,385     24,802     13,322     1,576
    Capitalized interest            2,074        751      1,300        821        113        29
    Preferred stock dividends      16,320        846      2,315       --        5,169     3,114
                                 --------    -------    -------    -------    -------   -------

      Total fixed charges (A)      75,150     34,956     55,000     25,623     18,604     4,719
                                 --------    -------    -------    -------    -------   -------

  Earnings before fixed
    charges (2)(B)               $107,959    $54,008    $80,920    $40,542    $28,310   $ 9,278
                                 ========    =======    =======    =======    =======   =======

Ratio of earnings to fixed
  charges (B divided by A)        1.4:1.0    1.5:1.0    1.5:1.0    1.6:1.0    1.5:1.0   2.0:1.0
                                 ========    =======    =======    =======    =======   =======



                                       Pro Forma
                             -------------------------------
                              Nine Months
                                 Ended       Year Ended
                              September 30,  December 31,
                                 1998            1997
                              ------------  -------------
 Earnings (1)                    $ 59,305    $ 59,017

  Fixed charges:
    Interest expense               85,010     113,788
    Capitalized interest            2,074       1,300
    Preferred stock dividends      32,414      42,174
                                 --------    --------

      Total fixed charges (A)     119,498     157,262
                                 --------    --------

  Earnings before fixed
    charges (2)(B)               $144,315    $172,805
                                 ========    ========

Ratio of earnings to fixed
  charges (B divided by A)        1.2:1.0     1.1:1.0
                                 ========    ========



AIMCO PREDECESSORS

                                                                   Historical
                                                           -------------------------
                                                            January 1,    Year ended
                                                           1994 through   December 31,
                                                           July 28, 1994    1993
                                                           -------------  ------------
Historical:
   Income (loss) before extraordinary item and income taxes    $(1,463)   $   627
  Fixed charges:
    Interest expense                                             4,214      3,510
    Capitalized interest                                          --         --
    Preferred stock dividends (3)                                 --         --
                                                               -------    -------

      Total fixed charges (A)                                    4,214      3,510
                                                               -------    -------

  Earnings before fixed charges (1)(B)                         $ 2,751    $ 4,137
                                                               =======    =======

Ratio of earnings to fixed charges (B divided by A)                 (4)   1.2:1.0
                                                               =======    =======

----------------


(1) Earnings represents pretax income before Minority Interest in Operating Partnership and minority interest in other partnership. Equity in earnings of unconsolidated subsidiaries and partnerships is included in earnings only to the extent of dividends and distributions received.

(2) Earnings before fixed charges excludes capitalized interest and preferred stock dividends.

(3) The AIMCO Predecessors did not have any shares of Preferred Stock outstanding during the period from January 1, 1992 through July 28, 1994.

(4) Earnings for the period January 1, 1994 through July 28, 1994 were inadequate to cover fixed charges. The deficiency for the period was $1,463.